EXHIBIT 2.4

CERTIFICATE OF MERGER

Pursuant to Section 608.4382 of the Florida Limited Liability Company Act, OPTIONS MEDIA ACQUISITION LLC, a Florida limited liability company (“OMA”), proposes to merge into 1 TOUCH MARKETING, LLC, a Florida limited liability company (“1 Touch”), and in connection therewith, the corporations submit the following:

1.

The surviving corporation will be 1 Touch Marketing, LLC, a Florida limited liability company, and the name of the surviving corporation will be 1 Touch Marketing, LLC.

2.

The Agreement of Merger and Plan of Merger and Reorganization (the “Plan”) was entered into as of August 27, 2008 by and between OMA and 1 Touch, a copy of which is attached hereto as Exhibit A.

3.

The Plan was adopted by unanimous consent of the members of OMA, in accordance with the applicable provisions of the Florida Limited Liability Company Act, on September 16, 2008.

4.

The Plan was approved by unanimous consent of the members of 1 Touch, in accordance with the applicable provisions of the Florida Limited Liability Company Act, on September 19, 2008.

OPTIONS MEDIA ACQUISITION LLC

By:	/s/ Scott Frohman
Scott Frohman, Manager

1 TOUCH MARKETING, LLC

By:	/s/ Daniel Lansman
Daniel Lansman, Manager